VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON JULY 22, 2007 (UNLESS EXTENDED PURSUANT TO SECTION 2 HEREOF)

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Certificate Number 3 Right to Purchase 25,144 Shares of
Common Stock (as defined below)

Date: July 22, 2002

MASUBI LLC
COMMON STOCK PURCHASE WARRANT

THIS CERTIFIES THAT, for value received, Pequot Scout Fund, L.P., a Delaware limited partnership, or its registered assigns, is entitled to purchase from MASUBI LLC, a Delaware limited liability company (the "Company"), at any time or from time to time during the period specified in Section 2 hereof 25,144 fully paid and nonassessable shares of the Company's Common Stock, as such term is defined in the Company's Operating Agreement (the "Common Stock"), at an exercise price per share (the "Exercise Price") equal to $10.00. The shares of Common Stock purchasable hereunder (the "Warrant Shares") and the Exercise Price are subject to adjustment as provided in Section 4 hereof. The term "Warrant" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

This Warrant is subject to the following terms, provisions and conditions:

1. Manner of Exercise; Issuance of Certificates; Payment for Shares. Subject to the provisions hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "Exercise Agreement"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by written notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above or, if such date is not a business date, on the next succeeding business date. The Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding two business days, after this Warrant shall have been so exercised (the "Delivery Period"). The Company shall deliver to the holder physical certificates representing the Warrant Shares so purchased. Any certificates so delivered shall be in such denominations as may be reasonably requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. The holder hereof acknowledges that the Warrant Shares have not been registered under the Securities Act or other law. If this Warrant shall have been exercised only in part, then the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

2. Period of Exercise. This Warrant is immediately exercisable, at any time or from time to time on or after the date of initial issuance of this Warrant (the "Issue Date") and before 5:00 p.m., New York City time, on July 22, 2007 (the "Exercise Period"). The Exercise Period shall automatically be extended by one (1) day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise hereof at least equal to the number of shares of Common Stock issuable upon exercise hereof, or otherwise fails to deliver shares of Common Stock in the names set forth in Section 1 hereof upon exercise hereof.

3. Certain Agreements of the Company. The Company hereby covenants and agrees as follows:

(a) Shares to be Fully Paid. All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, claims and encumbrances.

(b) Reservation of Shares. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant.

(c) Listing. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated or electronic quotation system, if any, upon which shares of Common Stock are then listed or become listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated or electronic quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated or electronic quotation system.

(d) Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the economic benefit inuring to the holder hereof and the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(e) Successors and Assigns. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company's assets.

(f) Blue Sky Laws. The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the holder of this Warrant upon the exercise hereof under applicable securities or "blue sky" laws of the states of the United States or any other jurisdiction, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any such jurisdiction or (iii) file a general consent to service of process in any such jurisdiction.

4. Antidilution Provisions. During the Exercise Period, the Exercise Price and the number of Warrant Shares issuable hereunder shall be subject to adjustment from time to time as provided in this Section 4.

(a) In the event that the Company shall issue or sell shares of Common Stock or Common Stock Equivalents (as defined herein) without consideration or at a price per share or Net Consideration Per Share (as defined herein) less than the Exercise Price in effect immediately prior to such issuance or sale (other than under any of the circumstances which would constitute an Extraordinary Common Stock Event (as defined herein), the adjustment for which is provided in subsection (b) below), then in each such case the Exercise Price shall, simultaneously with such issuance or sale, be lowered to equal the price per share or Net Consideration Per Share received or receivable by the Company in connection with such issuance or sale. In no event shall the Exercise Price be more than $10.00.

(b) In the event that the Company shall effect an Extraordinary Common Stock Event, the Exercise Price shall, simultaneously with the consummation of such Extraordinary Common Stock Event, be adjusted by multiplying the Exercise Price by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event (calculated on a Fully-Diluted Basis (as defined herein)), and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event (calculated on a Fully-Diluted Basis), and the product so obtained shall thereafter be the Exercise Price, which, as so adjusted, shall be readjusted in the same manner upon the consummation of any successive Extraordinary Common Stock Event or Events.

(c) In the event that the Company shall make or issue to holders of Common Stock, or shall fix a record date for the determination of holders of Common Stock entitled to receive, any dividend or other distribution payable in Equity Securities (other than shares of Common Stock), evidences of its indebtedness or other property (other than a cash dividend that is payable solely out of earnings or surplus legally available for dividends under applicable law), then, in each such event and as a condition precedent to the taking of any such action, lawful and adequate provision (in form and substance approved by the holder of this Warrant, which approval shall not be unreasonably withheld or delayed) shall be made whereby the holder of this Warrant shall thereafter have the right to receive, upon exercise hereof, in addition to the number of shares of Common Stock receivable hereupon, the amount of such Equity Securities, evidences of indebtedness or other property as the holder would have received had the holder been the record owner, at the time the Company made or issued such dividend or other distribution or on the record date fixed therefor, as the case may be, of that number of shares of Common Stock receivable upon exercise, and had the holder thereafter, during the period from the date of such event to and including the date on which this Warrant is exercised, retained such Equity Securities, evidences of indebtedness or other property, giving application to all other adjustments called for during such period under this Section 4.

(d) In the event that the Company shall effect (i) any reorganization, recapitalization or reclassification of the capital stock of the Company, (ii) any consolidation or merger of the Company with or into any other person, or (iii) the sale or other disposition of all or substantially all of the Company's assets to any other person, in such a way that the holders of Common Stock shall be entitled to receive cash, Equity Securities, evidences of indebtedness or other property with respect to or in exchange for their shares of Common Stock, then, in each such event and as a condition precedent to the consummation thereof, lawful and adequate provision (in form and substance approved by the holder of this Warrant, which approval shall not be unreasonably withheld or delayed) shall be made whereby the holder of this Warrant shall thereafter have the right to receive, upon the exercise thereof, in lieu of the shares of Common Stock immediately theretofore receivable upon such exercise, the kind and amount of cash, Equity Securities, evidences of indebtedness and other property as such holder would have received had the holder been the record owner, at the time of such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, of that number of shares of Common Stock receivable upon exercise of this Warrant for the maximum number of shares of Common Stock for which this Warrant is exercisable immediately prior to the reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, and in any such case appropriate provision shall be made with respect to the rights and interests of the holder of this Warrant to accomplish the provisions hereof (including, without limitation, provision for adjustments that, for events subsequent to such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4). If the holders of the Common Stock may elect from choices the kind and/or amount of cash, Equity Securities, evidences of indebtedness and other property receivable upon such reorganization, recapitalization, reclassification, consolidation, merger, sale or disposition, then, for purposes of this Section 4(d), the kind and amount of cash, Equity Securities, evidences of indebtedness and other property receivable by the holder upon the exercise thereof shall be specified by the holder, which specification shall be made by the holder by the later of (i) ten Business Days after the holder is provided with a final version of all material information concerning such choice as is provided to the holders of Common Stock, and (ii) the last time at which the holders of Common Stock are permitted to make their specifications known to the Company; provided, however, that if the holder fails to make any specification within such time period, the holder's choice shall be deemed to be whatever choice is made by a plurality of the holders of Common Stock not affiliated with the Company or, in the case of a consolidation, merger, sale or disposition, the other parties thereto. Notwithstanding the foregoing, the Company shall not effect any consolidation, merger or sale in which it is not the surviving corporation, unless (A) prior to the consummation thereof, the surviving entity resulting from such consolidation or merger or the person purchasing such assets shall assume, by written instrument (in form and substance approved by the holder, which approval shall not be unreasonably withheld or delayed), executed and mailed or delivered to the holder at the holder's address of record as shown on the books of the Company, any obligation to deliver to the holder such cash, Equity Securities, evidences of indebtedness or other property as, pursuant with the foregoing provisions, the holder may be entitled to receive or (B) this Warrant shall have been exercised for the maximum number of shares of Common Stock for which this Warrant is exercisable pursuant to this Section 4.

(e) In the event that the Company shall take any other action affecting the Equity Securities of the Company, other than an action described in the foregoing subsections (a) through (d), inclusive, of this Section 4, which action would have an adverse effect upon the exercise rights of the holder, the Exercise Price shall, simultaneously with the taking of such action, be adjusted in such a manner as the Board of Directors of the Company, on the advice of the Company's independent public accountants and in consultation with the holder, shall in good faith determine to be equitable under the circumstances.

(f) The following provisions shall be applicable to the making of adjustments in the Exercise Price pursuant to this Section 4:

(i) Any obligation, agreement or undertaking to issue shares of Common Stock or Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises.

(ii) No adjustment of the Exercise Price shall be made pursuant to this Section 4 upon the issuance of any shares of Common Stock that are issued upon the exercise, conversion or exchange of any Common Stock Equivalents for which an adjustment has already been made pursuant to this Section 4. Should the Net Consideration Per Share of any Common Stock Equivalents for which an adjustment has been made pursuant to this Section 4 be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 4, then, upon the effectiveness of each such change, the Exercise Price shall be readjusted to that which would have been obtained (A) had the adjustments made pursuant to this Section 4 upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such Common Stock Equivalents, and (B) had the adjustments made to the Exercise Price since the date of issuance of such Common Stock Equivalents been made to such Exercise Price as adjusted pursuant to clause (A) above.

(iii) In the event any shares of Common Stock or Common Stock Equivalents are issued or sold without consideration, such shares of Common Stock or Common Stock Equivalents shall be deemed to have been issued or sold for a consideration of US$0.01 per share.

(iv) In the event that all or any part of the consideration received or paid by the Company in connection with any of the transactions described in this Section 4 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company in a manner reasonably acceptable to the holder.

(v) All calculations under this Section 4 shall be made to the nearest 1/100 of a cent or 1/10,000 of a share of Common Stock, as the case may be. No adjustment to the Exercise Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this Section 4(f)(v)) would require an increase or decrease of at least 1% in such Exercise Price; provided, however, that any adjustment(s) that by reason of this Section 4(f)(v) are not required to be made shall be carried forward and taken into account upon the earlier of (A) any subsequent adjustment or (B) any exercise of this Warrant pursuant to the terms of this Section 4.

(vi) The number of shares of Common Stock outstanding at any time shall not include any shares held in the treasury of the Company.

(vii) Notwithstanding any other provision of this Section 4, no adjustment to the Exercise Price shall be made to the extent such adjustment would reduce the Exercise Price below the par value of the Common Stock.

(viii) The provisions of this Section 4 shall not apply to:

(A) the issuance of up to 100,000 shares of Common Stock or Common Stock Equivalents to employees, officers or directors of, or consultants or advisors to, the Company pursuant to any equity incentive compensation plan approved by the Company's Board of Directors;

(B) the issuance of shares of Common Stock upon the exercise of this Warrant; or

(C) the sale or issuance of shares of Common Stock pursuant to a Qualified Public Offering.

(g) In each case of an adjustment or readjustment of the Exercise Price pursuant to this Section 4, the Company shall, at its expense, promptly furnish to the holder a certificate prepared and signed by the Treasurer or Chief Financial Officer of the Company, setting forth (i) such adjustment or readjustment, (ii) the Exercise Price in effect following such adjustment or readjustment, (iii) the number of shares of Common Stock and the amount, if any, of other securities and property that at the time would be received upon the exercise of this Warrant, and (iv) the facts, set forth in reasonable detail, upon which such adjustment or readjustment is based.

"Common Stock Equivalents" shall mean (a) any security convertible, with or without consideration, into any Common Stock (including any option, warrant or other right to subscribe for or purchase such a security), (b) any security carrying any option, warrant or other right to subscribe for or purchase any Common Stock, or (c) any such option, warrant or other right.

"Extraordinary Common Stock Event" shall mean (a) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (b) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

"Fully-Diluted Basis" shall include, when used to refer to the number of shares of Common Stock then outstanding, all shares of Common Stock that are issued and outstanding at such time plus all shares of Common Stock that are issuable upon the conversion, exercise or exchange of all other Equity Securities that are issued and outstanding at such time and that are, directly or indirectly, convertible into or exercisable or exchangeable for shares of Common Stock, regardless of whether such Equity Securities are then convertible, exercisable or exchangeable.

"Net Consideration Per Share" shall mean, in determining the amount of consideration received and/or receivable by the Company for any Common Stock issued upon the conversion, exercise or exchange of any Common Stock Equivalents, the amount equal to (a) the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents plus (b) the minimum amount of consideration, if any, payable to the Company upon conversion, exercise or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were converted, exercised or exchanged. The Net Consideration Per Share receivable by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments that may be applicable with respect to such Common Stock Equivalents. If the consideration received and/or receivable by the Company is not in cash or stock with a readily ascertainable fair market value, the value of such consideration shall be determined by the parties in good faith. In the event of a dispute between the parties as to the fair value of such consideration, the Company shall engage a consulting, investment banking or other valuation firm selected by the holder to prepare an independent appraisal of the fair market value of such consideration, which appraisal shall be binding on the parties.

(h) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder hereof, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.

(i) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such exercise.

(j) Other Notices. In case at any time:

(i) the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company's past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

(ii) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

(iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in each such case, the Company shall give to the holder of this Warrant notice of (a) the date or estimated date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

(k) Merger, Sale of Assets, etc. If at any time while this Warrant or any portion hereof is outstanding and unexpired, there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity or a merger (including a reverse triangular merger) in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of this Warrant shall thereafter be entitled to receive a substitute Warrant that would provide that upon exercise of such Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the holder shall be entitled to receive an equivalent number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, consolidation, merger, sale or transfer, all subject to further adjustment as provided herein. The foregoing provisions of this Section 4(g) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interest of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

(l) Reclassification, etc. If the Company, at any time while this Warrant or any portion hereof remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided herein.

(m) Certain Events. If, at any time during the Exercise Period, any event occurs of the type contemplated by the adjustment provisions of this Section 4 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Section 4(h) hereof, and the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of this Warrant at each such Exercise Price so that the rights of the holder shall be neither enhanced nor diminished by such event.

5. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.

6. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7. Transfer, Exchange, Redemption and Replacement of Warrant.

(a) Restriction on Transfer. This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 7(e) below, provided, however, that any transfer or assignment shall be subject to the Company's prior written consent and the conditions set forth in Section 7(f) hereof. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary.

(b) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Section 7(e) below, for new Warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares (at the Exercise Price therefor) as shall be designated by the holder hereof at the time of such surrender.

(c) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

(d) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the holder of this Warrant or transferees) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 7.

(e) Warrant Register. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

(f) Transfer or Exchange Without Registration. If, at the time of the surrender of this Warrant in connection with any transfer or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder) shall not be registered under the Securities Act and under applicable securities or blue sky laws, the Company may require, as a condition of allowing such transfer or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion, and up to $500 of such cost shall be borne by the Company if the holder's counsel is required to render such opinion), (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; provided that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.

8. Notices. Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

If to the Company:

MASUBI LLC
c/o SDS Capital Partners, LLC 53 Forest Avenue, 2nd Floor Old Greenwich, CT 06870 U.S.A. Attention: Raahim Don

with a copy simultaneously transmitted by like means to:

Stephen T. Burdumy, Esq.
Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103

Facsimile: (215) 988-2757

If to the Holder:

Pequot Scout Fund, L.P. c/o Pequot Capital Management, Inc. 500 Nyala Farm Road Westport CT 06880 Attention: Slavko Negulic

9. Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware. The Company irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the State of Delaware in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives any objection to the laying of venue and the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by certified or registered mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

10. Miscellaneous.

(a) Amendments. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof.

(b) Descriptive Headings. The descriptive headings of the several Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(c) Business Day. For purposes of this Warrant, the term "business day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

(d) Market Price. For purposes of this Warrant, the term "Market Price," as of any date, means (i) the volume weighted average price for the Common Stock as reported on the OTC Bulletin Board (the "Bulletin Board") by Bloomberg Financial Markets ("Bloomberg") or other nationally recognized reporting service, at the option of the holder hereof, for the ten consecutive trading days immediately preceding such date, or (ii) if the Bulletin Board is not the principal trading market for the shares of Common Stock, the average of the reported bid prices reported by Bloomberg or such other nationally recognized reporting service on the principal trading market for the Common Stock during the same period, or, if there is no bid price for such period, the last sales price reported by Bloomberg or such service for such period, or (iii) if the foregoing do not apply, the last bid price of such security in the over-the-counter market on the pink sheets for such security as reported by Bloomberg or such service, or if no bid price is so reported for such security, the last sale price of such security as reported by Bloomberg or such service, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the holder, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

(e) Trading Day. For purposes of this Warrant, the term "trading day" means any day on which principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

[Signature appears on following page.]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

MASUBI LLC

By:
Name:
Title:

FORM OF EXERCISE AGREEMENT

(To be Executed by the Holder in order to Exercise the Warrant)

To:

Facsimile:
Attn:

The undersigned hereby irrevocably exercises the right to purchase _____________ shares of the Common Stock of MASUBI LLC, a Delaware limited liability company (the "Company"), evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

The undersigned agrees not to offer, sell, transfer or otherwise dispose of any Common Stock obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

The undersigned requests that a Warrant representing any unexercised portion hereof be issued, pursuant to the Warrant, in the name of the Holder and delivered to the undersigned at the address set forth below:

Dated:

_____________________________________
Signature of Holder

_____________________________________
Name of Holder (Print)

Address:
_____________________________________
_____________________________________
_____________________________________

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth hereinbelow, to:

Name of Assignee	Address	No. of Shares

and hereby irrevocably constitutes and appoints _____________________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated: _____________________, ____

In the presence of

Name:

Signature:

Title of Signing Officer or Agent (if any):

Address:

Note: The above signature should correspond exactly with the name on the face of the within Warrant.